                                                                      EXHIBIT 12



                               VENATOR GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)


                                               39-weeks ended                      Fiscal Years Ended
                                            -------------------     -------------------------------------------------
                                            Oct. 30,   Oct. 31,     Jan. 30,   Jan. 31,  Jan. 25,  Jan. 27,  Jan. 28,
                                             1999       1998          1999       1998      1997      1996      1995
                                            --------   --------     --------   --------  --------  --------  --------
NET EARNINGS
Income (loss) from continuing
  operations, after-tax ...............     $ (45)       (26)            3        213       209        29        23

Income tax expense (benefit) ..........       (29)       (26)          (42)       120       139        34        41

Interest expense, excluding capitalized
  interest ............................        51         44            57         36        53        91        85

Portion of rents deemed representative
  of the interest factor (1/3) ........       135        123           180        163       162       157       150
                                            -----      -----         -----      -----     -----     -----     -----
                                            $ 112        115           198        532       563       311       299
                                            =====      =====         =====      =====     =====     =====     =====



FIXED CHARGES
Gross interest expense ................     $  52         49            64         36        53        91        85

Portion of rents deemed representative
  of the interest factor (1/3) ........       135        123           180        163       162       157       150
                                            -----      -----         -----      -----     -----     -----     -----
                                            $ 187        172           244        199       215       248       235
                                            =====      =====         =====      =====     =====     =====     =====

RATIO OF EARNINGS TO FIXED
  CHARGES .............................       0.6        0.7           0.8        2.7       2.6       1.3       1.3
                                            -----      -----         -----      -----     -----     -----     -----


Earnings were not adequate to cover fixed charges by $75 million and by $57 million for the thirty-nine weeks ended October 30, 1999 and October 31, 1998, respectively, and by $46 million for the fiscal year ended January 30, 1999.